Exhibit 99.1

CORMEDIX INC. REPORTS First QUARTER 2020 FINANCIAL RESULTS

AND PROVIDES BUSINESS UPDATE

Conference Call Scheduled for Today at 4:30 p.m. Eastern Time

Berkeley Heights, NJ – May 11, 2020 – CorMedix Inc. (NYSE American: CRMD), a biopharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of infectious and inflammatory disease, today announced financial results for the first quarter ended March 31, 2020 and provided an update on recent business events.

Recent Business Highlights:

•	CorMedix announced the appointment of Matt David, M.D. as the Company’s Chief Financial Officer.

•	FDA has conditionally accepted the proposed proprietary name, Defencath™, for the Company’s lead product candidate, a novel, non-antibiotic antimicrobial solution designed to prevent bloodstream infections associated with the use of central venous catheters in hemodialysis patients. A final decision and formal acceptance of the proprietary name will be completed during the review of the New Drug Application (NDA), which has been granted rolling submission and review by the U.S. Food and Drug Administration (FDA). The name “Defencath” will be used in the U.S. and potentially other international markets, while the name “Neutrolin®” will continue to be used in Europe and other territories where the product is CE-marked and commercially distributed as a medical device.

•	The Company is continuing its focus on preparing the required information in the NDA modules to ensure a complete submission and facilitate an efficient review by the FDA. CorMedix remains optimistic for a potential approval of the NDA in the second half of 2020, subject to possible delays that would prevent approval of the NDA.

•	CorMedix was granted a Small Business Waiver by the FDA, exempting the Company from the need to pay the $2.9 million NDA filing fee. The fee was deposited with the FDA during the first quarter 2020 and was returned to the Company in April.

•	The Company will host a call with Key Opinion Leaders (KOLs) on the potential of Defencath/Neutrolin for addressing antimicrobial resistance and catheter-related bloodstream infections (CRBSIs) on Tuesday, May 19th at 12pm Eastern Time. The call will feature three presentations by noted KOLs, who will discuss antimicrobial resistance, the current CRBSI landscape in patients with hemodialysis catheters, and Defencath’s/ Neutrolin's potential for preventing CRBSIs in these patients.

•	Completed the previously announced sale of $5.5 million of NOL tax benefits to unrelated, profitable New Jersey corporation through the New Jersey Economic Development Authority’s New Jersey Technology Business Tax Certificate Transfer program for State Fiscal Year 2019. As a result, the Company has received approximately $5.2 million in cash from the sale of these NOL tax benefits.

Khoso Baluch, CorMedix CEO commented, “We are pleased to have made significant progress during the first quarter despite the limitations placed on us by the nation’s response to the COVID-19 pandemic. We have been working remotely since mid-March, a transition we have made with little disruption and as a result we are maintaining our guidance for an anticipated decision on approval of the NDA in the second half of 2020. I am also pleased to welcome Matt David as CorMedix Chief Financial Officer and look forward to working with him as we progress towards an anticipated marketing approval for Defencath.”

First Quarter 2020 Financial Highlights

For the first quarter 2020, CorMedix recorded a net loss of $5.6 million, or $0.21 per share, compared with a net loss of $5.2 million, or $0.22 per share, in the first quarter of 2019, an increase of $0.4 million or 7.7%. Net loss in the first quarter of 2020 was driven by a $0.7 million increase in operating expenses, partially offset by a $0.1 million increase in gross profit on sales.

Operating expenses in the first quarter 2020 were $5.6 million, compared with $4.9 million in the first quarter of 2019, an increase of approximately 14%.  The increase was driven by higher SG&A, which rose by 59% to $3.2 million primarily due to preparations in anticipation of NDA approval, notably staffing and consulting expenses and legal fees, accounting and insurance expenses. R&D expense decreased approximately 14% to $2.5 million, due to a significant decline in clinical trial expense partially offset by higher CMC and other technical operations expenses.

The Company reported cash and short term investments of $23.2 million at March 31, 2020. On a pro forma basis, the refund in April of the NDA filing fee of $2.9 million plus the net proceeds from the sale of the New Jersey NOLs increased the Company’s total available cash to $31.3 million. The Company believes that, based on its current cash resources, it has sufficient resources to fund operations into the second quarter of 2021, including initial preparations for commercial launch.

Conference Call Information

The management team of CorMedix will host a conference call and webcast today, May 11, 2020, at 4:30 PM Eastern Time, to discuss recent corporate developments and financial results. Call details and dial-in information are as follows:

Monday, May 11th @ 4:30pm ET

Domestic: 800-949-2175

International: 646-828-8144

Conference ID: 3381536

Webcast: http://public.viavid.com/index.php?id=139349

Following the live webcast, an archived version will be available through May 26, 2020 on the Company’s website www.cormedix.com.

About CorMedix

CorMedix Inc. is a biopharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of infectious and inflammatory diseases. The Company is focused on developing its lead product Defencath/Neutrolin®, a novel, non-antibiotic antimicrobial solution designed to prevent costly and dangerous bloodstream infections associated with the use of central venous catheters. The Company completed a Phase 3 clinical trial of Defencath/Neutrolin in patients undergoing hemodialysis for end-stage renal disease, which showed a 71% reduction in catheter-related bloodstream infections (CRBSIs) relative to the heparin control arm (p=0.0006) with a good safety profile. CRBSIs cost the U.S. healthcare system approximately $6 billion annually and contribute significantly to increased morbidity and mortality. Defencath/Neutrolin has Fast Track designation from FDA, which provides the potential for priority review of a marketing application, and Qualified Infectious Disease Product designation, which allows for 5 additional years of marketing exclusivity when approved for commercial distribution by FDA. FDA has granted rolling submission and review of portions of the new drug application (NDA) and CorMedix has begun submission of the NDA. Neutrolin is CE Marked and commercially distributed as a medical device in Europe and other territories. In parallel, CorMedix is leveraging its taurolidine technology to develop a pipeline of antimicrobial medical devices, with active programs in surgical sutures and meshes, and topical hydrogels. The Company is also working with top-tier researchers to develop taurolidine-based therapies for rare pediatric cancers. For more information, visit: www.cormedix.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or CorMedix’s prospects, future financial position, financing plans, future revenues and projected costs should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including: the information, costs and time needed to submit to the FDA a new drug application for Defencath/Neutrolin in adult hemodialysis; risks related to the timing of and our ability to obtain FDA approval of the new drug application for Defencath/Neutrolin; relying on preclinical results that may not be indicative of success in clinical trials and might not be replicated in any subsequent studies or trials; the risks and uncertainties associated with research for additional uses for taurolidine; the risks and uncertainties associated with CorMedix’s ability to manage its limited cash resources and the impact on current, planned or future research, including the continued development of Defencath/Neutrolin and research for additional uses for taurolidine; obtaining additional financing to support CorMedix’s research and development and clinical activities and operations; and the ability to retain and hire necessary personnel to staff our operations appropriately. At this time, we are unable to assess whether, and to what extent, the uncertainty surrounding the Coronavirus pandemic may impact our business and operations. These and other risks are described in greater detail in CorMedix’s filings with the SEC, copies of which are available free of charge at the SEC’s website at www.sec.gov or upon request from CorMedix. CorMedix may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. CorMedix assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

Investor Contact:

Dan Ferry

Managing Director

LifeSci Advisors

617-430-7576

CorMedix Inc. and Subsidiary

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE LOSS

(Unaudited)

	For the Three Months Ended March 31,
	2020	2019
Revenue
Net sales	$74,054	$163,692
Cost of sales	(48,517)	(226,955)
Gross loss	25,537	(63,263)
Operating Expenses
Research and development	(2,472,117)	(2,874,996)
Selling, general and administrative	(3,165,168)	(1,984,922)
Total operating expenses	(5,637,285)	(4,859,918)
Loss from Operations	(5,611,748)	(4,923,181)
Other Income (Expense)
Interest income	63,678	58,822
Foreign exchange transaction loss	(3,221)	(1,477)
Interest expense	(6,276)	(302,048)
Total other income (expense)	54,181	(244,703)
Net Loss	(5,557,567)	(5,167,884)
Other Comprehensive Loss
Unrealized loss from investment	(5,633)	(1,008)
Foreign currency translation loss	(888)	(305)
Total other comprehensive loss	(6,521)	(1,313)
Comprehensive Loss	$(5,564,088)	$(5,169,197)
Net Loss Per Common Share – Basic and Diluted	$(0.21)	$(0.22)
Weighted Average Common Shares Outstanding – Basic and Diluted	26,059,625	23,074,049

CORMEDIX INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(Unaudited)

	March 31,	December 31,
	2020	2019

ASSETS
Cash, cash equivalents and restricted cash	$12,376,162	$16,525,187
Short-term investments	$10,983,190	$11,984,157
Total Assets	$27,399,689	$29,475,910

Total Liabilities	$5,806,239	$5,829,650
Accumulated deficit	$(200,978,739)	$(195,421,172)
Total Stockholders’ Equity	$21,593,450	$23,646,260

CORMEDIX INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the Three Months Ended March 31,
	2020	2019

Cash Flows from Operating Activities:
Net loss	$(5,557,567)	$(5,167,884)
Net cash used in operating activities	(7,966,926)	(7,367,470)
Cash Flows Used in Investing Activities:
Net cash provided by (used in) investing activities	(985,418)	(7,964,777)
Cash Flows from Financing Activities:
Net cash provided by financing activities	2,834,664	15,967,575
Net (Decrease) Increase in Cash and Cash Equivalents	(4,149,025)	633,229
Cash and Cash Equivalents and Restricted Cash - Beginning of Period	16,525,187	17,795,323
Cash and Cash Equivalents and Restricted Cash - End of Period	$12,376,162	$18,428,552